Filed Pursuant to Rule 433
                                                         File No.: 333-129159-17

The depositor has filed a registration statement (including a prospectus and any prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank at 1-800-503-4611.

                                         THE SERIES 2006-AR11 CERTIFICATES

                           Initial      Pass-
                          Principal    Through
            Class        Balance(1)      Rate           Principal Types         Interest Types       CUSIP
       ---------------------------------------------------------------------------------------------------------
            Offered Certificates
       Class A-1       $100,000,000   5.500%(2) Super Senior, Pass-Through      Variable Rate        94984C AA 4
       Class A-2       $112,428,000      (3)    Super Senior, Sequential Pay    Variable Rate        94984C AB 2
       Class A-3       $12,492,000       (3)    Super Senior/Super Senior       Variable Rate        94984C AC 0
                                                Support(4), Sequential Pay
       Class A-4       $214,512,000      (3)    Super Senior, Sequential Pay    Variable Rate        94984C AD 8
       Class A-5       $166,943,000      (3)    Super Senior, Sequential Pay    Variable Rate        94984C AE 6
       Class A-6       $76,347,000       (3)    Super Senior, Sequential Pay    Variable Rate        94984C AF 3
       Class A-7       $77,839,000       (3)    Super Senior Support,           Variable Rate        94984C AG 1
                                                Pass-Through
       Class A-8             (5)         (6)    Senior, Notional Amount         Variable Rate,       94984C AH 9
                                                                                Interest Only
       Class A-IO            (5)      0.500%(7) Senior, Notional Amount         Fixed Rate,          94984C AJ 5
                                                                                Interest Only
       Class A-R            $100         (8)    Senior, Sequential Pay          Variable Rate        94984C AK 2
       Class B-1       $19,014,000       (8)    Subordinated                    Variable Rate        94984C AL 0
       Class B-2       $4,754,000        (8)    Subordinated                    Variable Rate        94984C AM 8
       Class B-3       $3,169,000        (8)    Subordinated                    Variable Rate        94984C AN 6
            Non-Offered Certificates
       Class B-4       $1,585,000        (8)    Subordinated                    Variable Rate        94984C AP 1
       Class B-5       $1,585,000        (8)    Subordinated                    Variable Rate        94984C AQ 9
       Class B-6       $1,583,160        (8)    Subordinated                    Variable Rate        94984C AR 7

--------------------------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date prior to the distribution date in July 2013 will be the lesser of (i) the per annum rate set forth in the table above and (ii) a per annum rate equal to the net WAC of the mortgage loans minus 0.50%. On and after the distribution date in July 2013, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans.
(3) The pass-through rate with respect to each distribution date prior to the distribution date in July 2013 will be a per annum rate equal to the net WAC of the mortgage loans minus 0.50%. On and after the distribution date in July 2013, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in August 2006, this rate is expected to be approximately 5.5393% per annum.
(4) While the Class A-7 Certificates are outstanding, the Class A-3 Certificates will have the characteristics of super senior certificates. After the principal balance of the Class A-7 Certificates has been reduced to zero, the Class A-3 Certificates will have the characteristics of super senior support certificates.
(5) The Class A-8 and Class A-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $100,000,000 and $760,561,000, respectively. On and after the distribution date in July 2013, the notional amounts of the Class A-8 and Class A-IO Certificates will be zero.
(6) The pass-through rate with respect to each distribution date prior to the distribution date in July 2013 will be a per annum rate equal to the excess, if any, of (i) the net WAC of the mortgage loans over (ii) the sum of the pass-through rate on the Class A-1 Certificates and 0.50%. On and after the distribution date in July 2013, the pass-through rate will be zero and the Class A-8 Certificates will be entitled to no further distributions of interest. For the initial distribution date in August 2006, this rate is expected to be approximately 0.0393% per annum.
(7) The pass-through rate with respect to each distribution date prior to the distribution date in July 2013 will be the per annum rate set forth in the table above. On and after the distribution date in July 2013, the pass-through rate will be zero and the Class A-IO Certificates will be entitled to no further distributions of interest.
(8) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in August 2006, this rate is expected to be approximately 6.0393% per annum.

Allocation of Amount to be Distributed on the Class A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

         first, to the Class A-R Certificates;

         second, concurrently, as follows:

            (a) approximately 10.2344190670%, to the Class A-7 Certificates; and

            (b) approximately 89.7655809330%, concurrently, as follows:

                        (i) approximately 14.6472502717%, to the Class A-1 Certificates; and

                        (ii) approximately 85.3527497283%, sequentially, as follows:

                                    (A) sequentially, to the Class A-4, Class
                                    A-5 and Class A-6 Certificates, up to $1,000 for such Distribution Date;

                                    (B) concurrently, to the Class A-2 and Class
                                    A-3 Certificates, pro rata, up to $2,082,000 for such Distribution Date;

                                    (C) sequentially, to the Class A-4, Class
                                    A-5 and Class A-6 Certificates; and

                                    (D) concurrently, to the Class A-2 and Class
                                    A-3 Certificates, pro rata.